UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

BITMINE IMMERSION TECHNOLOGIES, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

This Schedule 14A contains the transcript of a video message from Thomas “Tom” Lee, Chairman of the Board of Bitmine Immersion Technologies, Inc. (“Bitmine”), which was released on January 7, 2026.

Transcript:

Hi there. My name is Tom Lee and I’m the Chairman of Bitmine Immersion Technologies. We are in the final stretch of our shareholder vote. Your vote is very important and it really impacts the outcome, particularly on proposal number two. I do want to thank you for being a shareholder, and I do appreciate the high engagement we have from shareholders.

Now, if you’ve already voted, thank you very much. If you haven’t voted, please vote now. The deadline is January 14th, 11:59 PM Eastern Time. And to vote your shares, please contact our proxy solicitor Alliance Advisors.

There’s two phone numbers: (855) 206-1722 or, if you’re outside the US, +(973) 284-7477.

Thank you and I’ll speak to you soon.

Additional Information and Where to Find It

Bitmine has filed with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and a proxy card with respect to its solicitation of proxies for the Annual Meeting of Stockholders taking place on January 15, 2026 (the “Annual Meeting”).

The Definitive Proxy Statement contains important information about the matters to be voted on at the Annual Meeting. STOCKHOLDERS OF BITMINE ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT BITMINE HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT BITMINE AND THE MATTERS TO BE VOTED ON AT THE ANNUAL MEETING. Stockholders are able to obtain free copies of these documents, and other documents filed with the SEC by Bitmine, through the website maintained by the SEC at www.sec.gov or through the investor relations section of Bitmine’s website at www.bitminetech.io/investor-relations.

Participant Information

Bitmine, its directors, and certain of its executive officers are deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from Bitmine’s stockholders in connection with the matters to be considered at the Annual Meeting. Information about the compensation of our named executive officers and our non-employee directors is set forth in the section titled “Executive and Director Compensation” in the Definitive Proxy Statement available here. Information regarding the participants’ holdings of Bitmine’s securities can be found in the section titled “Security Ownership of Certain Beneficial Owners and Management” in the Definitive Proxy statement available here.